Civeo Reports First Quarter 2024 Results
First Quarter Highlights include:
•Reported revenues of $166.1 million, net loss of $5.1 million and operating cash flow of $6.0 million;
•Delivered Adjusted EBITDA of $17.3 million and free cash flow of $7.2 million;
•Continued to return capital to shareholders through the quarterly dividend and share repurchase program; and
•Completed the previously announced sale of McClelland Lake Lodge in January and continue to assess additional potential associated revenue opportunities.

HOUSTON and CALGARY, April 26, 2024 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2024.
“Through continued safe and effective operations, our first quarter 2024 results were in line with expectations. The first quarter results were highlighted by the significant year-over-year improvement in our Australian segment with revenues up 19%, operating income up 22% and Adjusted EBITDA up 43% as a result of increased activity related to new contract awards as well as improved margins, up 360 basis points year-over-year. The year-over-year improvements in Australian results were largely offset by declines in revenues and Adjusted EBITDA in Canada with the sale of McClelland Lake Lodge and reduced LNG-related mobile camp activity." said Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson concluded, "Our focus remains on enhancing our existing operations while we evaluate growth opportunities across our portfolio and return cash flow to shareholders through our quarterly dividend and opportunistic share repurchases."

First Quarter 2024 Results
In the first quarter of 2024, Civeo generated revenues of $166.1 million and reported a net loss of $5.1 million, or $0.35 per diluted share. The loss results in part from $7.8 million in costs associated with impairments on assets in Australia and the U.S. During the first quarter of 2024, Civeo produced operating cash flow of $6.0 million, Adjusted EBITDA of $17.3 million and free cash flow of $7.2 million.

By comparison, in the first quarter of 2023, Civeo generated revenues of $167.6 million and reported a net loss of $6.4 million, or $0.42 per diluted share. During the first quarter of 2023, Civeo produced operating cash flow of $0.4 million, Adjusted EBITDA of $20.2 million and negative free cash flow of $2.1 million.
The year-over-year decrease in Adjusted EBITDA in the first quarter of 2024 was primarily driven by the expected wind-down of LNG-related Canadian mobile camp activity, including $1.8 million in mobile camp demobilization costs, partially offset by increased billed rooms at the Australian owned-villages and improved margins in both the owned-villages and the Australian integrated services business.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2024 to the results for the first quarter of 2023.)
Canada
During the first quarter of 2024, the Canadian segment generated revenues of $67.2 million, operating income of $0.6 million and Adjusted EBITDA of $5.5 million, compared to revenues of $89.5 million, operating loss of $4.5 million and Adjusted EBITDA of $12.0 million in the first quarter of 2023.

The Canadian segment experienced a 25% period-over-period decrease in revenues and a 54% decrease in Adjusted EBITDA driven by the wind-down of LNG-related mobile camp activity, including $1.8 million of mobile camp demobilization costs.
Australia
During the first quarter of 2024, the Australian segment generated revenues of $91.7 million, operating income of $6.0 million and Adjusted EBITDA of $20.3 million, compared to revenues of $77.0 million, operating income of $4.9 million and Adjusted EBITDA of $14.2 million in the first quarter of 2023. Results for the first quarter of 2024 reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $3.7 million and $0.8 million, respectively. Operating income for the first quarter of 2024 includes asset impairment charges of $5.7 million.

Revenue from the Australian segment increased 19% period-over-period and Adjusted EBITDA was up 43% driven by a 17% year-over-year increase in billed rooms, increased integrated services activity and improved margins for both Civeo's owned-villages and its integrated services business.

Financial Condition and Capital Allocation
As of March 31, 2024, Civeo had total liquidity of approximately $136.9 million, consisting of $120.1 million available under its revolving credit facilities and $16.8 million of cash on hand.
Civeo’s total debt outstanding on March 31, 2024 was $78.6 million, a $13.0 million increase since December 31, 2023. Civeo's net debt on March 31, 2024 was $61.8 million, a $0.4 million decrease since December 31, 2023.
Civeo reported a net leverage ratio of 0.6x as of March 31, 2024, flat with the net leverage ratio at December 31, 2023.
During the first quarter of 2024, Civeo invested $5.6 million in capital expenditures compared to $4.8 million invested during the first quarter of 2023. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages. Capital expenditures in the first quarter of 2024 also included $2.4 million related to customer-funded infrastructure upgrades at three Australian villages.

The Company announced today that its board of directors has declared a quarterly cash dividend of $0.25 per common share, payable on June 17, 2024 to shareholders of record as of close of business on May 27, 2024. For purposes of the Income Tax Act (Canada), the Company has designated this dividend to be an "eligible dividend".

In the first quarter of 2024, Civeo repurchased approximately 133,000 shares through its share repurchase program for approximately $3.2 million.

Full Year 2024 Guidance
For the full year of 2024, Civeo is maintaining its previously provided revenue and Adjusted EBITDA guidance ranges of $625 million to $700 million and $80 million to $90 million, respectively. The Company is also maintaining its full year 2024 capital expenditure guidance of $30 million to $35 million.

Conference Call
Civeo will host a conference call to discuss its first quarter 2024 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13746099#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13746099#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 24 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 26,000 rooms. Civeo is publicly traded under the symbol CVEO on the
New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to share repurchases and dividends, and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and
Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023

Revenues	$166,120	$167,591

Costs and expenses:
Cost of sales and services	130,445	133,514
Selling, general and administrative expenses	18,640	16,190
Depreciation and amortization expense	16,770	21,662
Impairment expense	7,823	—
Gain on sale of McClelland Lake Lodge assets, net	(6,075)	—
Other operating expense	298	129
	167,901	171,495
Operating loss	(1,781)	(3,904)

Interest expense	(2,360)	(3,656)
Interest income	43	32
Other income	453	2,450
Loss before income taxes	(3,645)	(5,078)
Income tax expense	(1,551)	(1,233)
Net loss	(5,196)	(6,311)
Less: Net income (loss) attributable to noncontrolling interest	(63)	42
Net loss attributable to Civeo Corporation	$(5,133)	$(6,353)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.35)	$(0.42)
Diluted	$(0.35)	$(0.42)

Weighted average number of common shares outstanding:
Basic	14,655	15,158
Diluted	14,655	15,158

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2024	December 31, 2023
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$16,752	$3,323
Accounts receivable, net	131,478	143,222
Inventories	7,233	6,982
Assets held for sale	3,800	5,873
Prepaid expenses and other current assets	9,609	15,846
Total current assets	168,872	175,246

Property, plant and equipment, net	245,840	270,563
Goodwill, net	7,360	7,690
Other intangible assets, net	74,688	77,999
Operating lease right-of-use assets	12,738	12,286
Other noncurrent assets	3,572	4,278
Total assets	$513,070	$548,062

Current liabilities:
Accounts payable	$48,641	$58,699
Accrued liabilities	26,127	40,523
Income taxes	7,426	3,831
Deferred revenue	4,492	4,849
Other current liabilities	6,167	6,334
Total current liabilities	92,853	114,236

Long-term debt	78,597	65,554
Deferred income taxes	9,046	11,803
Operating lease liabilities	9,447	9,264
Other noncurrent liabilities	23,017	24,167
Total liabilities	212,960	225,024

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,629,521	1,628,972
Accumulated deficit	(931,135)	(919,023)
Treasury stock	(10,130)	(9,063)
Accumulated other comprehensive loss	(390,877)	(380,715)
Total Civeo Corporation shareholders' equity	297,379	320,171
Noncontrolling interest	2,731	2,867
Total shareholders' equity	300,110	323,038
Total liabilities and shareholders' equity	$513,070	$548,062

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2024	2023

Cash flows from operating activities:
Net loss	$(5,196)	$(6,311)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,770	21,662
Impairment charges	7,823	—
Deferred income tax expense (benefit)	(2,265)	1,189
Non-cash compensation charge	549	867
Gain on disposals of assets	(6,065)	(2,018)
Provision (benefit) for credit losses, net of recoveries	4	(68)
Other, net	722	589
Changes in operating assets and liabilities:
Accounts receivable	7,387	(4,298)
Inventories	(510)	(535)
Accounts payable and accrued liabilities	(21,205)	(20,075)
Taxes payable	3,791	45
Other current and noncurrent assets and liabilities, net	4,180	9,311
Net cash flows provided by operating activities	5,985	358

Cash flows from investing activities:
Capital expenditures	(5,613)	(4,772)
Proceeds from dispositions of property, plant and equipment	6,778	2,265
Net cash flows provided by (used in) investing activities	1,165	(2,507)

Cash flows from financing activities:
Term loan repayments	—	(7,389)
Revolving credit borrowings (repayments), net	14,596	17,730
Dividends paid	(3,707)	—
Repurchases of common shares	(3,208)	(3,771)
Taxes paid on vested shares	(1,067)	—
Net cash flows provided by financing activities	6,614	6,570

Effect of exchange rate changes on cash	(335)	(9)
Net change in cash and cash equivalents	13,429	4,412

Cash and cash equivalents, beginning of period	3,323	7,954
Cash and cash equivalents, end of period	$16,752	$12,366

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues
Canada	$67,160	$89,453
Australia	91,737	76,989
Other	7,223	1,149
Total revenues	$166,120	$167,591

EBITDA (1)
Canada	$11,619	$12,011
Australia	14,522	14,209
Corporate, other and eliminations	(10,636)	(6,054)
Total EBITDA	$15,505	$20,166

Adjusted EBITDA (1)
Canada	$5,544	$12,011
Australia	20,272	14,209
Corporate, other and eliminations	(8,563)	(6,054)
Total adjusted EBITDA	$17,253	$20,166

Operating income (loss)
Canada	$554	$(4,502)
Australia	5,967	4,897
Corporate, other and eliminations	(8,302)	(4,299)
Total operating income (loss)	$(1,781)	$(3,904)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2024	2023	2024

EBITDA (1)	$15,505	$20,166	$124,276
Adjusted EBITDA (1)	$17,253	$20,166	$99,121
Free Cash Flow (2)	$7,150	$(2,149)
Net Leverage Ratio (3)			0.6x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2024	2023	2024

Net income (loss) attributable to Civeo Corporation	$(5,133)	$(6,353)	$31,377
Income tax (benefit) expense	1,551	1,233	10,951
Depreciation and amortization	16,770	21,662	70,250
Interest income	(43)	(32)	(183)
Interest expense	2,360	3,656	11,881
EBITDA	$15,505	$20,166	$124,276
Adjustments to EBITDA
Impairment of long-lived assets (a)	7,823	—	9,218
Net gain on disposition of McClelland Lake Lodge assets (b)	(6,075)	—	(34,373)
Adjusted EBITDA	$17,253	$20,166	$99,121

(a)Relates to asset impairments in the first quarter of 2024 and the fourth quarter of 2023. In the first quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $5.7 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $2.1 million. In the fourth quarter of 2023, we recorded a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.4 million.

(b)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the first quarter of 2024, we recorded gains associated with the sale of the McClelland Lake Lodge of $6.1 million, which are included in Gain on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the fourth quarter of 2023, we recorded gains associated with the sale of the McClelland Lake Lodge of $33.2 million, which are included in Gain on sale of McClelland Lake Lodge assets, net ($23.5 million) and Other income ($9.7 million) on the unaudited statements of operations. In the third quarter of 2023, we recorded expenses associated with the sale of our McClelland Lake Lodge of $4.9 million, which are included in Gain on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2024	2023

Net Cash Flows Provided by Operating Activities	$5,985	$358
Capital expenditures	(5,613)	(4,772)
Proceeds from dispositions of property, plant and equipment	6,778	2,265
Free Cash Flow	$7,150	$(2,149)

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of March 31,
2024

Total debt	$78,597
Less: Cash and cash equivalents	16,752
Net debt	$61,845

Adjusted EBITDA for the twelve months ended March 31, 2024 (a)	$99,121
Adjustments to Adjusted EBITDA
Stock-based compensation	4,142
Interest income	183
Incremental adjustments for McClelland Lake Lodge disposition (b)	7,634
Bank-adjusted EBITDA	$111,080

Net leverage ratio (c)	0.6x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation
(b) Related to incremental adjustments associated with the sale of the McClelland Lake Lodge assets as required by our credit facility
(c) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2024

EBITDA Range (1)	$78.3	$88.3
Adjusted EBITDA Range (1)	$80.0	$90.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2024
	(estimated)

Net loss	$(13.7)	$(5.7)
Income tax expense	12.0	14.0
Depreciation and amortization	72.0	72.0
Interest expense	8.0	8.0
EBITDA	$78.3	$88.3

Adjustments to EBITDA
Impairment expense	7.8	7.8
Net gain on disposition of McClelland Lake Lodge assets	(6.1)	(6.1)
Adjusted EBITDA	$80.0	$90.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended March 31,
	2024	2023

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$59,787	$64,228
Mobile facility rental revenue (2)	994	20,031
Food and other services revenue (3)	6,379	5,194
Total Canadian revenues	$67,160	$89,453

Costs
Accommodation cost	$45,720	$52,098
Mobile facility rental cost	2,651	14,502
Food and other services cost	6,140	4,774
Indirect other cost	2,746	2,531
Total Canadian cost of sales and services	$57,257	$73,905

Average daily rates (4)	$98	$96

Billed rooms (5)	610,032	642,796

Canadian dollar to U.S. dollar	$0.741	$0.740

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$47,107	$40,599
Food and other services revenue (3)	44,630	36,390
Total Australian revenues	$91,737	$76,989

Costs
Accommodation cost	$22,594	$20,318
Food and other services cost	40,904	35,862
Indirect other cost	2,615	2,128
Total Australian cost of sales and services	$66,113	$58,308

Average daily rates (4)	$77	$78

Billed rooms (5)	613,936	522,713

Australian dollar to U.S. dollar	$0.657	$0.684

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CONTACTS:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400